Exhibit 10.7

LAWSUIT SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Lawsuit Settlement Agreement and General Release (“Lawsuit Settlement Agreement”) is made and entered into as of this 4th day of May 2020 (“Agreement Date”) by and among Stilwell Partners, L.P. and Stilwell Activist Investments, L.P. (together, “Stilwell”) and Seneca-Cayuga Bancorp, Inc. (“SCAY”). This Lawsuit Settlement Agreement is Exhibit A to the Settlement Agreement (“Settlement Agreement”) between The Seneca Falls Savings Bank, MHC (the “MHC”) and Seneca-Cayuga Bancorp, Inc. and Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Partners, L.P., Stilwell Value LLC, and Joseph Stilwell, an individual, by and among Stilwell Partners, L.P. and Stilwell Activist Investments, L.P., dated May 4, 2020. Stilwell and SCAY will sometimes be collectively referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, on or about September 4, 2019, Stilwell sent a Demand for Inspection of Books and Records of SCAY pursuant to 12 C.F.R. 239.30 (the “Inspection Demand”). Through the Inspection Demand, Stilwell sought:

•	Any and all transcripts, notes, minutes and other records of meetings, written consents in lieu of meetings, and resolutions of the board or any and all committees thereof, and all reports, analyses and documents provided to, or prepared by or on behalf of, [SCAY] or any advisor or consultant to [SCAY] or the board (“Board Materials”), directly or indirectly relating to the board’s deliberations and/or considerations, if any, of (a) Stilwell’s demands and the board’s decision to refuse to initiate a second-step; (b) the adequacy of [SCAY’s] level of capital; and ( c) returns to the public shareholders.

•	Any and all communications, including e-mail communications, with any third-parties concerning the board’s deliberations, if any, and decision to refuse to initiate a second-step in response to Stilwell’s demands; and

•	All Board Materials and any and all communications, including e-mail communications, with any third-parties, directly or indirectly relating to the hiring of any consultants to study, determine or opine on the board’s deliberations, if any, and decision to refuse to initiate a second-step in response to Stilwell’s demands and/or decision to take any other course of action in lieu of a second-step in response to Stilwell’s demands.

WHEREAS, the Inspection Demand advised that Stilwell was seeking the above materials and records to investigate the following questions:

•	Whether [SCAY] and its board breached their fiduciary duties to the public shareholders by failing to use due and utmost care in considering Stilwell’s demands to [SCAY] to second-step;

•	Whether the board breached its fiduciary duties to the public shareholders by failing to eliminate sufficiently the conflicts of interest in the board’s consideration of Stilwell’s demand for [SCAY] to second-step; and

•	Whether, given the overwhelming overlap in the composition of [Seneca Falls’s] and [SCAY’s] boards, [SCAY’s] refusal to second-step could and should be reviewed under the entire fairness doctrine.

WHEREAS, on or about October 18, 2019, SCAY sent a letter to Stilwell informing it that the Inspection Demand did not meet the requirements of applicable law and declining to provide Stilwell with access to the records.

WHEREAS, on November 7, 2019, Stilwell commenced an action in the United States District Court for the Western District of New York (the “District Court”), Case No. 19-cv-06823-FPG (the “Action”), against SCAY seeking an order compelling SCAY to allow Stilwell to examine the documents requested in the Inspection Demand.

WHEREAS, on November 11, 2019, Stilwell moved to compel SCAY to produce the documents requested by Stilwell in the Inspection Demand.

WHEREAS, on January 15, 2020, SCAY cross-moved to dismiss the complaint.

WHEREAS, on April 7, 2020, the Court issued a Decision and Order granting in part and denying in part Stilwell’s motion to compel and denying SCAY’s motion to dismiss.

WHEREAS, to avoid further litigation, the Parties now desire to settle the Action.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, and based on the agreements, representations, warranties, releases, covenants, consideration, and confidentiality obligations set forth below and in the Settlement Agreement, the Parties agree as follows:

1.            Whereas Clauses. The above whereas clauses are incorporated herein by reference.

2.            Mutual Representations and Warranties.

(a)            The Parties acknowledge that each has read, understood and approved this Litigation Settlement Agreement and has consulted with independent legal counsel regarding said Litigation Settlement Agreement. The Parties represent, warrant and agree that this Litigation Settlement Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties. The Parties further acknowledge that they enter this Litigation Settlement Agreement with the intent to be legally bound to the terms hereof.

(b)            The Parties further represent and warrant that each Party has all necessary power and authority to enter into this Litigation Settlement Agreement.

(c)            The Parties further represent and warrant that they jointly participated in the drafting of this Litigation Settlement Agreement, with the result that any ambiguity contained herein shall not be interpreted or construed against either Party as the drafter hereof.

3.            Production of Requested Documents. The Parties agree, subject to Section 4 of this Litigation Settlement Agreement concerning conditions necessary for Stilwell to reopen the Action, that SCAY will not produce any of the documents requested by Stilwell in the Inspection Demand. Further, subject to those same conditions in Section 4, Stilwell shall not demand or request records or documents from the Company, Newco or their successors (as those terms are defined in the Settlement Agreement) pursuant to any stockholder access statute or regulation or otherwise initiate, propose, submit, encourage or otherwise solicit shareholders of the Company to demand or request records or documents from the Company, Newco or their successors.

4.            Stipulation of Discontinuance. Simultaneous with the execution of this Litigation Settlement Agreement by all Parties and execution of the Settlement Agreement, the Parties’ attorneys shall execute a stipulation of discontinuance (“Stipulation”) in the form attached as Exhibit 1, to discontinue the Action without prejudice. The Stipulation shall be held in escrow by SCAY’s attorneys pending SCAY and The Seneca Falls Saving Bank, MHC’s public announcement of its intention to implement a second-step stock conversion as contemplated by Section 3(a)(i) of the Settlement Agreement, at which time SCAY’s attorneys shall file the Stipulation with the Court. Upon SCAY performing the covenants in Section 3(a) of the Settlement Agreement, the discontinuance shall automatically convert from without prejudice to with prejudice. If SCAY breaches any of the covenants in Section 3(a) of the Settlement Agreement, Stilwell may reopen the Action; provided, however, that Stilwell has fully complied with the Settlement Agreement (including, without limitation, Sections 3(b) and 3(c) of the Settlement Agreement), and has given SCAY written notice of such breach and thirty (30) business days either to cure such breach or seek relief in court as contemplated in Section 4 of the Settlement Agreement. If Stilwell has not fully complied with these requirements, it shall be prohibited from reopening the Action. If reopened, the Action will resume at the procedural posture in effect as of the Agreement Date.

5.            Release of SCAY by Stilwell. In consideration of the Settlement Agreement and Litigation Settlement Agreement, Stilwell hereby releases and forever discharges SCAY and any and all of its respective affiliates, members, partners (limited or general), parents, subsidiaries, shareholders, managers, current and former employees, officers, directors, agents, servants, attorneys, owners, investors, representatives, administrators, joint ventures, executors, transferees, heirs, successors, assigns and other persons acting on its behalf from any and all rights, claims, demands, costs, expenses, attorneys’ fees, causes of action, debts, obligations, appeals, and liabilities which Stilwell ever had, now has and demands whatsoever from the beginning of the world to the day of the date of these presents, whether in law, equity, or otherwise, whether known or unknown, suspected and unsuspected, disclosed and undisclosed. This release shall not be effective if SCAY breaches any of the covenants in Section 3(a) of the Settlement Agreement.

6.            Covenant Not to Sue. Stilwell agrees not to file, or cause to be filed, any suit, demand arbitration, or otherwise assert a claim against SCAY and all of its respective affiliates, members, partners (limited or general), parents, subsidiaries, shareholders, managers, current and former employees, officers, directors, agents, servants, attorneys, owners, investors, representatives, administrators, joint ventures, executors, transferees, heirs, successors, assigns and other persons acting on its behalf on account of any released claim. In the event of a breach of this covenant not to sue, this Litigation Settlement Agreement shall constitute a complete and absolute defense to such claim.

7.            No Admission of Liability. The Parties agree and acknowledge that this Litigation Settlement Agreement is entered into for the sole purpose of resolving contested claims and disputes, without incurring the substantial costs, expenses, and uncertainties associated with litigation. It is further expressly agreed and acknowledged that the negotiation, execution or performance of any of the terms of this Litigation Settlement Agreement shall in no way constitute or be construed or deemed as an admission by any Party of any liability or as a fact or indication that any of the claims, allegations, contentions or averments made by the Parties have any merit or lack any merit. This Litigation Settlement Agreement shall not be construed or interpreted as an assumption of any liability by any Party except with respect to the express terms and conditions set forth herein.

8.            Inurement. The Parties agree that this Litigation Settlement Agreement shall inure to the benefit of, and be binding upon, each of the Parties and their respective affiliates, predecessors and successors, including any company that succeeds to the interests of SCAY and MHC by means of a second step conversion provided, however, that in no event shall any rights hereunder transfer to any non-affiliates including by reason of a stock sale or merger.

9.            Severability. Should any provision of this Litigation Settlement Agreement be found, held, declared, determined, or deemed by any court of competent jurisdiction to be void, illegal, invalid or unenforceable under any applicable statute or controlling law, the legality, validity, and enforceability of the remaining provisions will not be affected and the illegal, invalid, or unenforceable provision will be deemed not to be part of this Litigation Settlement Agreement.

10.          Amendment. No amendment, modification, or addition to this Litigation Settlement Agreement shall be valid unless it is in a writing executed by the Parties.

11.          Governing Law and Venue

(a)            This Litigation Settlement Agreement shall be construed and governed in accordance with the substantive laws of the State of New York without regard to its choice of law provisions.

(b)            The District Court in the Action shall retain jurisdiction over any claim, dispute, or controversy arising out of or relating to this Litigation Settlement Agreement or the reinitiated Action.

12.          Counterparts and Electronic Transmission. This Litigation Settlement Agreement may be executed in any number of counterparts and by the parties in separate counterparts, and signature pages may be delivered by PDF electronic transmission via e-mail, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, this Litigation Settlement Agreement has been fully executed and delivered by the undersigned and is effective as of the day and year first above written.

STILWELL PARTNERS, L.P.		SENECA-CAYUGA BANCORP, INC.
By:	Stilwell Value LLC
	General Partner	By:	/s/ Menzo D. Case
Menzo D. Case
By:	/s/ Joseph Stilwell		President and Chief Executive Officer
Joseph Stilwell
Managing Member

STILWELL ACTIVIST INVESTMENTS, L.P.
By:	Stilwell Value LLC
General Partner

By:	/s/ Joseph Stilwell
Joseph Stilwell
Managing Member